Exhibit 99.1

2858 De La Cruz Boulevard, Santa Clara CA 95050 USA

+1.408.280.7900                                             www.pdf.com

News Release

Company Contacts:
Adnan Raza	Sonia Segovia	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	IR Coordinator	Lytham Partners, LLC
Tel: (408) 516-0237	Tel: (408) 938-6491	Tel: (602) 889-9700
Email: adnan.raza@pdf.com	Email: sonia.segovia@pdf.com	Email: pdfs@lythampartners.com

PDF Solutions® Reports Second Quarter 2021 Results

Business Highlights

●	Total revenues of $27.4 million for the second quarter of 2021, up 28% over the second quarter of 2020
●	Analytics revenue of $19.6 million for the second quarter, up 29% over the second quarter of 2020
●	Bookings for first half of 2021 up approximately 60% compared to the first half of 2020
●	Backlog ending Q2 2021 up 118% to $138.6 million compared to backlog as of June 30, 2020
●	GAAP Gross Margin of 61% for the second quarter of 2021
●	Non-GAAP Gross Margin of 63% for the second quarter of 2021
●	Operating activities provided $8.1 million in cash during the second quarter of 2021
●	Ended the quarter with cash, cash equivalents, and short-term investments of $139.2 million
●	Expect total revenues for calendar year 2021 to grow between 20-25% compared to calendar year 2020
●	Expect Analytics revenue for calendar year 2021 to grow more than 30% compared to calendar year 2020

SANTA CLARA, Calif. — Tuesday, August 10, 2021 — PDF Solutions, Inc. (Nasdaq: PDFS), a leading provider of comprehensive data solutions for the semiconductor ecosystem, today announced financial results for its second quarter ended June 30, 2021.

Highlights of Second Quarter 2021 Financial Results

Total revenues for the second quarter of 2021 were $27.4 million, compared to $24.2 million for the first quarter of 2021 and $21.4 million for the second quarter of 2020. Analytics revenue for the second quarter of 2021 was $19.6 million, compared to $19.4 million for the first quarter of 2021 and $15.2 million for the second quarter of 2020. Integrated Yield Ramp revenue for the second quarter of 2021 was $7.8 million, compared to $4.8 million for first quarter of 2021 and $6.2 million for the second quarter of 2020.

GAAP gross margin for the second quarter of 2021 was 61%, compared to 56% for the first quarter of 2021 and 58% for the second quarter of 2020.

Non-GAAP gross margin for the second quarter of 2021 was 65%, compared to 61% for the first quarter of 2021 and 63% for the second quarter of 2020.

PDF Solutions® Reports Second Quarter 2021 Results

On a GAAP basis, net loss for the second quarter of 2021 was $4.5 million, or $(0.12) per basic and diluted share, compared to a net loss of $7.6 million, or $(0.21) per basic and diluted share, for the first quarter of 2021, and compared to a net loss of $3.7 million, or $(0.11) per basic and diluted share, for the second quarter of 2020.

Non-GAAP net loss for the second quarter of 2021 was $0.3 million, or $(0.01) per diluted share, compared to a net loss of $1.9 million, or $(0.05) per diluted share, for the first quarter of 2021, and compared to net income of $0.5 million, or $0.01 per diluted share, for the second quarter of 2020.

Cash, cash equivalents and short-term investments at June 30, 2021, were $139.2 million, compared to $145.3 million at December 31, 2020, a decrease of ($6.1) million. Cash provided by operating activities was $8.1 million during the three months ended June 30, 2021.

Conference Call

As previously announced, PDF Solutions will discuss these results on a live conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today. The call will be simultaneously webcast on PDF Solutions’ website at http://ir.pdf.com/webcasts. A replay of the webcast will be available at the same website address beginning approximately two hours after completion of the live call. A copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the comparable GAAP measures, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will also be available on PDF Solutions’ website at http://www.pdf.com/press-releases following the date of this release.

Second Quarter 2021 Financial Commentary Available Online

A Management Report reviewing the Company’s second quarter 2021 financial results will be furnished to the Securities and Exchange Commission on Form 8-K and published on the Company’s website at http://ir.pdf.com/financial-reports. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

PDF Solutions® Reports Second Quarter 2021 Results

Information Regarding Use of Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures. Non-GAAP gross margin excludes stock-based compensation expense and the amortization of acquired technology. Non-GAAP net loss excludes the effects of non-recurring items (including expenses related to an arbitration proceeding for a disputed contract with a customer), acquisition-related costs, write-down in value of property and equipment, stock-based compensation expense, amortization of acquired technology and other acquired intangible assets, and their related income tax effects, as applicable, as well as adjustments for the non-cash portion of income taxes, tax impact of the CARES Act and valuation allowance for deferred tax assets. These non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental information to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of certain non-recurring items and acquisition-related costs) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may differ from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF Solutions has included these non-GAAP measures to give investors an opportunity to see the Company’s financial results as viewed by management. A reconciliation of the comparable GAAP financial measures to the non-GAAP financial measures is provided at the end of the Company’s financial statements presented below.

Forward-Looking Statements

The press release and the planned conference call may include forward-looking statements regarding the Company’s future expected business performance and financial results, including expectations for analytics and total revenues, that are subject to future events and circumstances. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: customers’ production volumes under contracts that provide Gainshare royalties, cost and schedule of new product development; continued adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; the provision of technology and services prior to the execution of a final contract; the continuing impact of the coronavirus (COVID-19) on the semiconductor industry and on the Company’s operations or demand for the Company’s products; the time required of the Company’s executive management for, and the expenses related to, as well as the success of the Company’s strategic growth opportunities and partnerships, including its partnership with Advantest Corporation; our ability to successfully integrate the acquired businesses and technologies; and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2020, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) provides comprehensive data solutions designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. The company’s products and services are used by Fortune 500 companies across the semiconductor ecosystem to achieve smart manufacturing goals by connecting and controlling equipment, collecting data generated during manufacturing and test operations, and performing advanced analytics and machine learning to enable profitable, high-volume manufacturing.

Founded in 1991, PDF Solutions is headquartered in Santa Clara, California, with operations across Europe and Asia. The company (directly or through one or more subsidiaries) is an active member of SEMI, INEMI, TPCA, IPC, the OPC Foundation, and DMDII. For the latest news and information about PDF Solutions or to find office locations, visit http://www.pdf.com/.

PDF Solutions and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries.

PDF Solutions® Reports Second Quarter 2021 Results

PDF SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	June 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$87,201	$30,315
Short-term investments	51,993	114,981
Accounts receivable, net	30,128	34,140
Prepaid expenses and other current assets	12,715	13,944
Total current assets	182,037	193,380
Property and equipment, net	37,977	39,242
Operating lease right-of-use assets, net	5,928	6,672
Goodwill	15,305	15,774
Intangible assets, net	22,875	24,573
Deferred tax assets, net	176	249
Other non-current assets	9,372	7,690
Total assets	$273,670	$287,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,078	$4,399
Accrued compensation and related benefits	7,278	8,339
Accrued and other current liabilities	5,913	6,309
Operating lease liabilities ‒ current portion	1,770	1,926
Deferred revenues ‒ current portion	15,946	19,895
Billings in excess of recognized revenues	2,185	1,337
Total current liabilities	40,170	42,205
Long-term income taxes payable	2,718	2,956
Non-current operating lease liabilities	5,832	6,516
Other non-current liabilities	1,826	1,397
Total liabilities	50,546	53,074

Stockholders’ equity:
Common stock and additional paid-in-capital	415,069	407,179
Treasury stock at cost	(103,088)	(96,215)
Accumulated deficit	(88,314)	(76,233)
Accumulated other comprehensive loss	(543)	(225)
Total stockholders’ equity	223,124	234,506
Total liabilities and stockholders’ equity	$273,670	$287,580

PDF Solutions® Reports Second Quarter 2021 Results

PDF SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021 (1)	2021 (1)	2020	2021	2020

Revenues:
Analytics (1)	$19,578	$19,393	$15,172	$38,971	$28,420
Integrated yield ramp	7,841	4,807	6,237	12,648	14,147
Total revenues	27,419	24,200	21,409	51,619	42,567

Costs and Expenses:
Costs of revenues	10,785	10,663	8,946	21,448	17,433
Research and development	11,064	10,841	7,754	21,905	16,344
Selling, general and administrative	9,410	9,464	7,737	18,874	15,632
Amortization of other acquired intangible assets	313	314	174	627	347
Interest and other expense (income), net	243	(441)	150	(198)	170
Loss before income taxes	(4,396)	(6,641)	(3,352)	(11,037)	(7,359)
Income tax expense (benefit)	88	956	300	1,044	(3,179)
Net loss	$(4,484)	$(7,597)	$(3,652)	$(12,081)	$(4,180)

Net loss per share, basic and diluted	$(0.12)	$(0.21)	$(0.11)	$(0.33)	$(0.13)

Weighted average common shares used to calculate net loss per share, basic and diluted	37,004	36,974	32,886	36,989	32,795

(1)	Analytics revenue includes revenue from Cimetrix Incorporated, a wholly owned subsidiary acquired by the Company in December 2020.

PDF Solutions® Reports Second Quarter 2021 Results

PDF SOLUTIONS, INC.

RECONCILIATION OF GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN (UNAUDITED)

(In thousands)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
GAAP
Total revenues	$27,419	$24,200	$21,409	$51,619	$42,567
Costs of revenues	10,785	10,663	8,946	21,448	17,433
GAAP gross profit	$16,634	$13,537	$12,463	$30,171	$25,134
GAAP gross margin	61%	56%	58%	58%	59%

Non-GAAP
GAAP gross profit	$16,634	$13,537	$12,463	$30,171	$25,134
Adjustments to reconcile GAAP to non-GAAP gross margin:
Stock-based compensation expense	538	652	883	1,190	1,792
Amortization of acquired technology	536	535	143	1,071	287
Non-GAAP gross profit	$17,708	$14,727	$13,489	$32,432	$27,213
Non-GAAP gross margin	65%	61%	63%	63%	64%

PDF Solutions® Reports Second Quarter 2021 Results

PDF SOLUTIONS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
GAAP net loss	$(4,484)	$(7,597)	$(3,652)	$(12,081)	$(4,180)
Adjustments to reconcile GAAP net loss to non-GAAP net loss:
Stock-based compensation expense	2,742	3,369	2,978	6,111	6,346
Amortization of acquired technology	536	535	143	1,071	287
Amortization of other acquired intangible assets	314	314	174	628	347
Expenses of arbitration (1)	558	295	363	853	464
Write-down in value of property and equipment	—	—	311	—	311
Tax impact of reconciling items	—	—	167	—	(976)
Tax impact of the CARES Act (2)	—	—	—	—	(2,261)
Tax impact of valuation allowance for deferred tax assets (3)	52	1,166	—	1,218	—
Non-GAAP net (loss) income	$(282)	$(1,918)	$484	$(2,200)	$338

GAAP net loss per diluted share	$(0.12)	$(0.21)	$(0.11)	$(0.33)	$(0.13)
Non-GAAP net (loss) income per diluted share	$(0.01)	$(0.05)	$0.01	$(0.06)	$0.01

Shares used in net (loss) income per diluted share calculation	37,004	36,974	33,874	36,989	33,718

(1)	Represents the expenses related to an arbitration proceeding over a disputed customer contract, which expenses are expected to continue until the arbitration is resolved.
(2)	The Company recognized a discrete tax benefit recognized from the carryback of net operating losses (NOLs) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in March 2020. The Company does not have any NOLs on a non-GAAP basis and, therefore, it did not recognize this discrete tax benefit in calculating its non-GAAP tax expense and net loss.
(3)	The Company's GAAP tax expense is higher year-to-date compared to the non-GAAP tax expense, primarily due to the GAAP full U.S. federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense is not calculated with a full US federal or state valuation allowance due to the Company’s forecasted Non-GAAP income and management’s conclusion that it will be able to more likely than not to utilize its net DTAs. Each reporting period, management evaluates the need for a valuation allowance and may place a valuation allowance against its US net deferred tax assets (DTA) on a non-GAAP basis if it concludes it is more likely than not that it will not be able to utilize some or all of its US DTAs on a non-GAAP basis.